Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S
ACKNOWLEDGEMENT LETTER

June 27, 2005

To the Board of Directors and Shareholders
of Cal Dive International, Inc.:

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Cal Dive International, Inc. for the registration of 3,000,000 shares of its common stock pertaining to the Cal Dive International, Inc. 2005 Long Term Incentive Plan of our report dated May 4, 2005 relating to the unaudited condensed consolidated interim financial statements of Cal Dive International, Inc. and Subsidiaries that are included in its Form 10-Q for the quarter ended March 31, 2005.

Very truly yours,

/s/ ERNST & YOUNG LLP

Houston, Texas